Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Fourth Quarter GAAP EPS of $0.84;

Adjusted EPS of $1.00

FORT LAUDERDALE, Fla., February 7, 2017 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, maternal-fetal medicine, other pediatric services, radiology, and management services, today reported earnings of $0.84 per diluted share for the three months ended December 31, 2016. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $1.00.

For the 2016 fourth quarter, MEDNAX reported:

•	Revenue growth of 12.0 percent to $831 million;

•	Net income of $78 million;

•	EBITDA of $168 million; and

•	EPS of $0.84 and Adjusted EPS of $1.00.

“The fourth quarter of 2016 continued a period of significant strategic development for our Company,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our results were impacted by same-unit neonatology patient volumes and the timing of acquisitions. However, our activity to date in 2017 reflects a robust acquisition pipeline, including our first addition of an on-site radiology practice. Additionally, our recruiting progress in teleradiology, combined with the further integration of Cardon Outreach into our management-services sales efforts, has created opportunities for additional organic growth initiatives in the future. Entering 2017, we believe we are well positioned to improve upon our recent growth and provide broad-based service capabilities to our partners, driven by our commitment to great patient care, clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended December 31, 2016 increased by 12.0 percent, to $830.8 million, from $741.7 million for the prior-year period, driven primarily by contributions from acquisitions completed since October 2015.

MEDNAX’s revenue growth attributable to recent acquisitions was 11.3 percent, while overall same-unit revenue increased by 0.7 percent when compared to the prior year period.

Same-unit revenue growth from net reimbursement-related factors was 0.8 percent for the 2016 fourth quarter as compared to the prior-year period, driven by improvements in managed care contracting, partially offset by the impact of changes in the percentage of services reimbursed under government programs and a decrease in Medicaid parity revenue compared to the prior-year period. On a same-unit basis, the percentage of services reimbursed under government programs increased by 20 basis points for the 2016 fourth quarter compared with the prior-year period.

Same-unit growth attributable to patient volume was negative 0.1 percent for the 2016 fourth quarter as compared to the prior-year period. Volume growth in anesthesiology, radiology and other pediatric services was offset by declines in neonatology services and slight declines in maternal-fetal medicine and cardiology services. For the 2016 fourth quarter, same-unit neonatal intensive care unit (NICU) patient days decreased by 1.8 percent compared to the prior-year period.

For the 2016 fourth quarter, general and administrative expenses were $97.0 million, as compared to $85.4 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 11.7 percent for the fourth quarter of 2016, compared to 11.5 percent in the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the 2016 fourth quarter was $168.0 million, compared to $169.4 million for the prior-year period.

Depreciation and amortization expense was $25.3 million in the fourth quarter of 2016 compared to $18.1 million in the fourth quarter of 2015, an increase of $7.2 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $16.4 million in the fourth quarter of 2016 compared to $8.5 million in the fourth quarter of 2015, due primarily to the incremental interest expense related to the senior notes issued in December 2015 and an increase in the average amount of total borrowings between the two periods. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, impacted the Company’s GAAP EPS and Adjusted EPS in the fourth quarter of 2016 unfavorably by approximately $0.03 per share as compared to the fourth quarter of 2015.

MEDNAX generated net income of $78.1 million for the 2016 fourth quarter, or $0.84 per diluted share based on a weighted average 93.3 million shares outstanding. This compares with net income of $92.7 million, or $0.99 per diluted share, for the 2015 fourth quarter, based on a weighted average 93.5 million shares outstanding.

For the fourth quarter of 2016, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $1.00, compared to $1.13 for the fourth quarter of 2015. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the 12 months ended December 31, 2016, MEDNAX generated revenue of $3.18 billion, up 14.5 percent from $2.78 billion for the prior year. MEDNAX earned net income of $324.9 million, or $3.49 per share, for the year ended December 31, 2016, based on a weighted average 93.1 million shares outstanding, which compares to net income of $336.3 million, or $3.58 per share, based on a weighted average 94.0 million shares outstanding for the year ended December 31, 2015. For the 12 months ended December 31, 2016, MEDNAX reported Adjusted EPS of $3.99, compared to $4.07 in the same period of 2015. EBITDA for the 12 months ended December 31, 2016 grew by 6.2 percent to $661.3 million, up from $622.7 million for the prior year.

MEDNAX had cash and cash equivalents of $55.7 million at December 31, 2016, and net accounts receivable were $495.3 million.

During the fourth quarter of 2016, MEDNAX generated cash flow from operations of $130.9 million, which compares to $104.1 million during the 2015 fourth quarter. For the year ended December 31, 2016, MEDNAX generated cash flow from operations of $443.8 million, compared to $368.7 million for the prior year.

MEDNAX used approximately $40.2 million during the 2016 fourth quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions.

At December 31, 2016, MEDNAX had total net debt outstanding of $1.7 billion, consisting primarily of its senior notes, borrowings under its revolving credit facility and term loan. At December 2016, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $916 million.

Since the end of the fourth quarter, MEDNAX has completed the acquisition of three physician practices, including one radiology practice, one neonatology practice and one multi-specialty practice. Included in this activity is the acquisition of Radiology Alliance, which represents the Company’s first acquisition of an on-site radiology practice.

2017 First Quarter Outlook

For the 2017 first quarter, MEDNAX expects earnings per share will be in a range of $0.69 to $0.73 per diluted share and Adjusted EPS will be in a range of $0.86 to $0.90. The Adjusted EPS range excludes approximately $0.11 per diluted share of estimated amortization expense and $0.06 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2017 first quarter, MEDNAX expects that growth in EBITDA will be three percent to seven percent, compared to the prior-year period.

This outlook assumes that total same-unit revenue growth for the three months ended March 31, 2017 will be one percent to three percent, compared to the prior-year period. This outlook also assumes an effective tax rate for the first quarter of 2017 of approximately 39 percent.

MEDNAX’s results from operations in the 2017 first quarter, when compared on a sequential basis to the 2016 fourth quarter, will be affected by annual seasonality. These factors include a significant increase in expenses associated with the Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year, as well as impacts on net revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter. These recurring items reduce MEDNAX’s net income, EBITDA and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and 12 months ended December 31, 2016 and 2015, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:30 p.m. ET today through midnight ET February 28, 2017 by dialing 800.475.6701, access Code 416272. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,675 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services organization and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net revenue	$830,770	$741,740	$3,183,159	$2,779,996

Operating expenses:
Practice salaries and benefits	532,952	461,074	2,031,220	1,753,505
Practice supplies and other operating expenses	32,737	26,164	118,416	98,480
General and administrative expenses	97,049	85,393	372,572	305,915
Depreciation and amortization	25,254	18,149	89,264	64,228

Total operating expenses	687,992	590,780	2,611,472	2,222,128

Income from operations	142,778	150,960	571,687	557,868
Investment income and other income	770	751	2,019	1,844
Interest expense	(16,356)	(8,493)	(63,092)	(23,110)
Equity in earnings of unconsolidated affiliate	806	777	3,185	3,127

Total non-operating expenses	(14,780)	(6,965)	(57,888)	(18,139)

Income before income taxes	127,998	143,995	513,799	539,729
Income tax provision	49,919	51,581	189,203	204,038

Net income	78,079	92,414	324,596	335,691
Net loss attributable to noncontrolling interests	—	288	318	629

Net income attributable to MEDNAX, Inc.	$78,079	$92,702	$324,914	$336,320

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$0.84	$0.99	$3.49	$3.58

Weighted average diluted shares outstanding	93,347	93,536	93,109	93,960

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income attributable to MEDNAX, Inc.	$78,079	$92,702	$324,914	$336,320
Interest expense, net(1)	14,780	6,965	57,888	18,139
Income tax provision	49,919	51,581	189,203	204,038
Depreciation and amortization	25,254	18,149	89,264	64,228

EBITDA	$168,032	$169,397	$661,269	$622,725

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2016		2015
Weighted average dilutive shares outstanding	93,347		93,536
Net income and diluted net income per share attributable to MEDNAX, Inc.	$78,079	$0.84	$92,702	$0.99
Adjustments:
Amortization (net of tax of $6,726 and $4,095)	10,520	0.11	7,360	0.08
Stock-based compensation (net of tax of $3,163 and $2,920)	4,947	0.05	5,248	0.06

Adjusted net income and diluted EPS	$93,546	$1.00	$105,310	$1.13

	Twelve Months Ended December 31,
	2016		2015
Weighted average dilutive shares outstanding	93,109		93,960
Net income and diluted net income per share attributable to MEDNAX, Inc.	$324,914	$3.49	$336,320	$3.58
Adjustments:
Amortization (net of tax of $23,443 and $15,876)	36,873	0.39	26,170	0.28
Stock-based compensation (net of tax of $13,216 and $12,132)	20,784	0.22	19,997	0.21
Income tax benefit related to settlement	(10,646)	(0.11)	—	—

Adjusted net income and diluted EPS	$371,925	$3.99	$382,487	$4.07

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	December 31, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$55,698	$51,572
Short-term investments	11,286	8,853
Accounts receivable, net	495,276	444,737
Other current assets	24,868	22,607
Intangible assets, net	668,529	424,219
Goodwill, other assets, property and equipment	4,083,743	3,595,226

Total assets	$5,339,400	$4,547,214

Liabilities and equity:
Accounts payable and accrued expenses	$407,938	$395,807
Total debt	1,705,682	1,274,703
Other liabilities	465,013	438,858

Total liabilities	2,578,633	2,109,368
Total equity	2,760,767	2,437,846

Total liabilities and equity	$5,339,400	$4,547,214